EXHIBIT 12.1

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31,										Nine Months Ended September 30, 2003		Pro Forma Year Ended December 31, 2002 (4)		Pro Forma Nine Months Ended September 30, 2003 (4)
	1998		1999		2000		2001		2002
Loss before allocation to minority interest and preferred stock dividend	$(774)		$(8,900)		$(14,126)		$(12,760)		$(45,515)		$(29,189)		$(18,746)		$(8,866)
Fixed charges
Interest expense	547		7,634		14,279		14,972		43,887		42,990		43,361		41,830
Amortization of debt issue costs	200		700		1,212		1,896		4,129		2,925		4,110		2,874
Interest factor included in rental expense (1)	7		141		143		208		148		220		148		220
Total fixed charges	754		8,475		15,634		17,076		48,164		46,135		47,619		44,924
Loss before allocation to minority interest and preferred stock dividend fixed charges	(20)		(425)		1,508		4,316		2,649		16,946		28,873		36,058
Preferred stock dividends													10,625	(2)	7,969	(2)
Total fixed charges and preferred stock dividends	$754		$8,475		$15,634		$17,076		$48,164		$46,135		$58,244		$52,893
Ratio of earnings to combined fixed charges and preferred stock dividends (3)	(0.03	x)	(0.05	x)	0.10	x	0.25	x	0.05	x	0.37	x	0.50	x	0.68	x
Deficiency in achieving a 1:1 coverage ratio	$774		$8,900		$14,126		$12,760		$45,515		$29,189		$29,371		$16,835

(1)	Represents one-third of rental expense for the period presented which we believe is a reasonable approximation of the interest factor included in rental expense.
(2)	Represents the dividend on the 8.5% of $125 million Series A cumulative redeemable preferred stock offered as part of our preferred stock offering.
(3)	Calculated as loss before allocation to minority interest plus fixed charges divided by total fixed charges and preferred stock dividends.
(4)	Includes the pro forma effect of the refinancing contemplated by our concurrent offerings. Amount does not include any pro forma adjustments to historical interest expense as a result of the Hometown acquisition or the reorganization. Also includes: (i) loss before allocation to minority interest and preferred stock dividend, (ii) fixed charges—interest expense, and (iii) fixed charges—amortization of debt issue costs which are reconciled on the following page.

RECONCILIATION OF PRO FORMA AMOUNTS
USED IN CALCULATION OF RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
Pro forma loss before allocation to minority interest and preferred dividend per pro forma statement of operations (5)	$(32,288)	$(8,431)
Adjustments for refinancings not in conjunction with this offering Holdings interest expense January 1, 2002 to May 2, 2002 (5)	4,323	—
Holdings purchase accounting adjustments (5)	6,504	—
Hometown acquisition (5)	4,420	3,323
Adjustment for portion of the refinancing related to the common stock offering (6)	(1,705)	(3,758)
Pro forma loss for use in the ratio of earnings to fixed charges calculation	$(18,746)	$(8,866)
Historical interest expense (5)	$43,887	$42,990
Less impact of refinancing concurrent with the common stock offering (5)	(2,231)	(4,918)
Plus portion of the impact of refinancing related to the common stock offering (6)	1,705	3,758
Interest expense for use in the ratio of earnings to fixed charges calculation	$43,361	$41,830
Historical amortization of debt issue costs	$4,129	$2,925
Less impact of refinancing concurrent with the common stock offering (5)	(80)	(217)
Plus portion of the impact of refinancing related to the common stock offering (7)	61	166
Amortization of debt issue costs for use in the ratio of earnings to fixed charges calculation	$4,110	$2,874

(5)	See the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003 included elsewhere in this prospectus.
(6)	Represents the portion of the interest expense adjustment reflected in the pro forma condensed consolidated statements of operations of the year ended December 31, 2002 and the nine months ended September 30, 2003 which is attributable to the common stock offering, which generated 76% of the offering proceeds. We have assumed that 76% of the interest adjustment relates to our common stock offering.
(7)	Represents the portion of the amortization adjustment for debt issue costs reflected in the pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003 which is attributable to our common stock offering, which generated 76% of the offering proceeds. We have assumed that 76% of the amortization adjustment relates to our common stock offering.